Exhibit (k)(1)

BRANDON J. CAGE
Vice President and Managing Counsel
Writer’s Direct Number: (205) 268-1889
Facsimile Number: (205) 268-3597
Toll-Free Number: (800) 627-0220
E-mail: brandon.cage@protective.com
April 20, 2023
Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223

Gentlemen:

This opinion is submitted with respect to the registration statement on Form N-4, file numbers 333-237747 and 811-8108, to be filed by Protective Life Insurance Company (the “Company”), as depositor, and Protective Variable Annuity Separate Account (the “Separate Account”), as registrant, with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940.  The flexible premium deferred variable annuity contracts (the “Contracts”) registered under this registration statement are known as “Protective Investors Benefit Advisory Variable Annuity.”  I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

  The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Tennessee and is a validly existing corporation.
  The Separate Account is a duly authorized and validly existing separate account pursuant to the Tennessee Insurance Code and the regulations issued thereunder.
  Assets allocated to the Separate Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

The Contracts, to be issued as contemplated by the Form N-4 registration statement, when issued and delivered will constitute legally issued and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Form N-4 registration statement for the Contracts and the Separate Account.

Very truly yours,

_/s/ Brandon J. Cage
Brandon J. Cage
Vice President and Managing Counsel